                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 22, 2001 (except for Notes 1, 2, 8, and 18 as to which the date is March 15, 2001), in the Registration Statement on Form S-4 and related Prospectus of Delco Remy International, Inc. for the registration of the 11% Senior Subordinated Notes due 2009.


/s/ Ernst & Young LLP

Indianapolis, Indiana
July 17, 2001